Exhibit 99.1

FOR IMMEDIATE RELEASE:

Friday, September 1, 2017

SIMMONS BANK COMPLETES SALE OF PROPERTY AND CASUALTY INSURANCE BUSINESS LINE

PINE BLUFF, Arkansas – Simmons Bank announced the completion of the sale of its property and casualty (P&C) insurance business offered through its affiliates, FSB Insurance, Inc.; Simmons First Insurance Services, Inc.; and Simmons First Insurance Services of TN, LLC, to Sunstar Insurance Group, LLC, based in Memphis, Tenn.

Most life, health and employee benefits insurance services were not included in the sale and will remain offerings within Simmons’ wealth management services.

“Sunstar Insurance Group is ranked as one of the top 100 independent insurance agencies in the U.S., with client retention rates in excess of 95%,” said Philip Tappan, executive vice president of financial services for Simmons Bank. “Sunstar Insurance Group is known for its integrity, trust and commitment to building long-term client relationships, and I am confident they will continue to meet the property and casualty insurance needs of current and future customers,” said Tappan.

Sunstar Insurance Group was founded in 2012 and has 11 offices in a four-state network, including Helena, Ark.; St. Louis, Kansas City and Wichita, Kan.; Cape Girardeau and Springfield, Mo.; and Memphis, Tenn.

Effective today, Simmons’ P&C customer policies have transferred to Sunstar Insurance Group internally, and Simmons’ P&C insurance associates have become employees of Sunstar Insurance Group. P&C accounts in Tennessee will be serviced by Sunstar Insurance Group under the FSB Insurance name, and Arkansas P&C accounts will be handled by Sunstar Insurance Group.

About Simmons Bank

Simmons Bank is an Arkansas state-chartered bank that began as a community bank in 1903. Through the decades, Simmons has developed a full suite of financial products and services designed to meet the needs of individual consumers and business customers alike. Simmons has grown steadily to approximately $9.1 billion in assets with 150 branch locations throughout Arkansas, Kansas, Missouri and Tennessee. Simmons is the subsidiary bank for Simmons First National Corporation (NASDAQ: SFNC), a publicly-traded bank holding company headquartered in Pine Bluff, Arkansas. For more information, visit http://www.simmonsbank.com/.

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P.O. BOX 7009	501 MAIN STREET	PINE BLUFF, ARKANSAS 71611-7009	(870) 541-1000	www.simmonsbank.com

FOR MORE INFORMATION, CONTACT:

CAROLINE P. MAKRIS

Simmons Bank

VP/Manager Marketing & Communications

501.944.0518 (mobile)

501.377.7615 (office)
caroline.makris@simmonsbank.com